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                                                                EXHIBIT (15)(c)

                                    FORM OF

                VAN KAMPEN AMERICAN CAPITAL DISTRIBUTORS,  INC.

                       ADMINISTRATIVE SERVICES AGREEMENT


     This Agreement is entered into as of the ____ day of ____, 19__, by and between Van Kampen American Capital Distributors, Inc. (the "Company") and the undersigned (the "Intermediary").

     WHEREAS, the Company is the principal underwriter of the open-end investment companies listed on Schedule 1 to this Agreement (hereinafter individually the "Fund" or collectively the "Funds"); and

     WHEREAS, each respective Fund has adopted a Distribution Plan (the "Distribution Plan") pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), and a Service Plan (the "Service Plan") relating to such Fund, the Distribution Plans being described in the Fund's Prospectus and Statement of Additional Information; and

     WHEREAS, each respective Fund's Distribution Plans authorize the Company to enter into distribution services agreements such as this Agreement with certain financial intermediaries selected by the Company, and the Intermediary has been so selected; and

     WHEREAS, each respective Fund's Distribution Plans authorize the Company to make payments at a rate specified in an agreement such as this Agreement varying directly with the aggregate average daily net asset value of shares of each respective Fund sold by such financial intermediary on or after the effective date of this Agreement, as determined pursuant to Section 4 hereof, and held at the close of each day in accounts of clients or customers of particular intermediary, such amount being referred to herein as the "Holding Level"; for purposes of calculating the Holding Level, shares of such Fund which are redeemed or otherwise disposed of from any account existing prior to such effective date shall be deemed to have been shares sold prior to such effective date to the extent of the number of shares held in such account immediately after the close of business on the day prior to such effective date; and

     WHEREAS, this Agreement is a "related agreement" to the Distribution Plan as that term is used in the Rule and is subject to all of the provisions of the Rule as to such agreements;

     NOW, THEREFORE, the Company and the Intermediary agree as follows:

     1.  Subject to continuing compliance with its obligations pursuant to
Section 2 hereof, the Intermediary shall be entitled to distribution fee and service fee payments, if any, to be paid by the Company with respect to each class of the Fund's shares at the annual percentage rate of the Holding Level set forth from time to time in the then current Prospect of the Fund on a quarterly basis (prorated for any portion of such period during which this Agreement is in effect for less than the full amount of such period); it is understood and agreed that the Company may make final and binding determinations as to whether such continuing compliance and as to whether or not any Fund shares are to be considered in determining the Holding Level of any particular financial intermediary and what Fund shares, if any, are to be attributed to such purpose to a particular financial intermediary, to a different financial intermediary or to no financial intermediary.



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     2.  The distribution fee payments with respect to a class of the Fund's shares to be made in accordance with Section 1 hereof, if any, shall be paid to the Broker-Dealer as compensation for selling shares of the respective class.

     3. In consideration for the service fee payments to be made in accordance with Section 1 hereof, the Intermediary shall provide to its clients or customers who hold shares of each respective Fund with respect to which payments to the Intermediary may be made under such Fund's Distribution Plan such services and other assistance as may from time to time be reasonably requested by the Company, including but not limited to answering inquiries regarding the Fund, providing information programs regarding the Fund, assisting in selected dividend payment options, account designations and addresses and maintaining the investment of such customer or client in the Fund.

     4. The Company shall have the right at any time and from time to time without notice to the Broker-Dealer to amend its Prospectus with respect to the amount of the service free and the amount of the distribution fee to be paid pursuant hereto. Such amendments shall be effective as of the date of the amended Prospectus.

     5. This Agreement shall go into effect on the later of the date set forth above or the date on which it is approved by a vote of each Fund's Board of Directors (or Trustees, as the case may be) and of those Directors/Trustees (the "Qualified Directors/Trustees") who are not interested persons (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operations of the Distribution Plan or any agreement related to the Distribution Plan cast in person at a meeting called for the purpose of voting on this Agreement and shall continue in effect (unless terminated) until the June 30th next succeeding such effective date and will continue thereafter only if such continuance is specifically approved at least annually in the manner heretofore specified for initial approval. This agreement will terminate automatically in the event of its assignment (as that term is used in the Rule) or if the Distribution Plan is terminated. This Agreement may also be terminated at any time, without the payment of any penalty, on sixty (60) days written notice to the Intermediary, by vote of a majority of the Qualified Directors/Trustees or by vote of a majority (as that term is used in the Rule) of the outstanding voting securities of the Fund.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.


                                    VAN KAMPEN AMERICAN CAPITAL
                                    DISTRIBUTORS, INC.


                                    By:
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Intermediary                            Senior Vice President




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Address


By:
   ---------------------
     Title







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                                                                EXHIBIT (15)(d)

          VAN KAMPEN AMERICAN CAPITAL EQUITY INCOME FUND

                                  SERVICE PLAN



     The plan set forth below (the "Service Plan") for the VAN KAMPEN AMERICAN CAPITAL EQUITY INCOME FUND (the "Fund"), describes the material terms and conditions under which assets of the Fund may be used to compensate the Fund's principal underwriter, within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), brokers, dealers and other financial intermediaries (collectively "Financial Intermediaries") for providing personal services to shareholders and/or the maintenance of shareholder accounts with respect to each of its Class A Shares of beneficial interest (the "Class A Shares"), its Class B Shares of beneficial interest (the "Class B Shares"), and
its Class C Shares of beneficial interest (the "Class C Shares")   The Class A
Shares, Class B Shares and Class C Shares sometimes are referred to herein collectively as the "Shares." Each class of Shares is offered and sold subject to a different combination of front-end sales charges, distribution fees, service fees and contingent deferred sales charges.(1) Classes of shares, if any, subject to a front-end sales charge and a distribution and/or service fee are referred to herein as "Front-End Classes" and the Shares of such classes are referred to herein as "Front-End Shares." Classes of shares, if any, subject to a contingent-deferred sales charge and a distribution and or a service fee are referred to herein as "CDSC Classes" and Shares of such classes are referred to herein as "CDSC Shares." Classes of shares, if any, subject to a front-end sales charge, a contingent-deferred sales charge and a distribution and/or service fee are referred to herein as "Combination Classes" and Shares of such class are referred to herein as "Combination Shares."

     The Fund has adopted a distribution plan (the "Distribution Plan") pursuant to which the Fund is authorized to expend on an annual basis a portion of its average net assets attributable to each class of Shares in connection with financing distribution related activities. The Fund also has entered into a distribution and services agreement (the "Distribution and Services Agreement") with Van Kampen American Capital Distributors, Inc. (the "Distributor"), pursuant to which the Distributor acts as agent on behalf of the Fund in connection with the implementation of the Service Plan and acts as the principal underwriter with respect to each class of Shares. The Distributor may enter into selling agreements (the "Selling Agreements") with brokers, dealers and other financial intermediaries ("Financial Intermediaries") in order to implement the Distribution Agreement, the Distribution Plan and this Service Plan.

1. The Fund hereby is authorized to pay a service fee with respect to its Class A Shares, Class B Shares and Class C Shares to any person who sells such Shares and provides personal services to shareholders and/or maintains shareholder accounts in an annual amount not to exceed 0.25% of the average annual net asset value of the Shares maintained in the Fund by such person that were sold on or after the date on which this Service Plan was first implemented. The aggregate annual amount of all such payments with respect to each such class of Shares may not exceed 0.25% of the Fund's average annual net assets attributable to the respective class of Shares sold on or after the date on which this Service Plan was first implemented and maintained in the Fund more than one year.

2. Payments pursuant to this Service Plan may be paid or prepaid on behalf of the Fund by the Distributor acting as the Fund's agent.


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(1)  The Fund is authorized to offer multiple classes of shares pursuant to a
     Rule 18f-3 Plan adopted under the 1940 Act.

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3. Payments by the Fund to the Distributor pursuant to this Service Plan shall not be made more often than monthly upon receipt by the Fund of a separate written expense report with respect to each class of Shares setting forth the expenses qualifying for such reimbursement allocated to each class of Shares and the purposes thereof.

4. In the event that amounts payable hereunder with respect to a class of Shares do not fully reimburse the Distributor for pre-paid service fees, such unreimbursed service fee expenses will be carried forward and paid by the Fund hereunder in future years so long as this Service Plan remains in effect, subject to applicable laws and regulations. Reimbursements for service fee related expenses payable hereunder with respect to a particular class of Shares may not be used to subsidize services provided with respect to any other class of Shares.

5. The Fund shall not compensate the Distributor, and neither the Fund nor the Distributor shall compensate any Financial Intermediary, for any service related expenses incurred with respect to a class of Shares prior to the later of (a) the implementation of this Service Plan with respect to such class of Shares or (b) the date that such Financial Intermediary enters into a Selling Agreement with the Distributor.

6. The Fund hereby authorizes the Distributor to enter into Selling Agreements with certain Financial Intermediaries to provide compensation to such Financial Intermediaries for activities and services of the type referred to in Paragraph 1 hereof. Prior to the implementation of a Selling Agreement, such agreement shall be approved by a majority of the Board of Trustees of the Trust and a majority of the Disinterested Trustees (within the meaning of the 1940 Act) by a vote cast in person at a meeting called for the purpose of voting on such Selling Agreements. Such Selling Agreements shall provide that the Financial Intermediaries shall provide the Distributor with such information as is reasonably necessary to permit the Distributor to comply with the reporting requirements set forth in Paragraphs 3 and 8 hereof.

7. Subject to the provisions of this Service Agreement, the Fund is hereby authorized to pay a service fee to any person that is not an "affiliated person" or "interested person" of the Fund or its "investment adviser" or "principal underwriter" (as such terms are defined in the 1940 Act) who provides any of the foregoing services for the Fund. Such fee shall be paid only pursuant to written agreements between the Fund and such other person the terms of which permit payments to such person only in accordance with the provisions of this Service Agreement and which have the approval of a majority of the Disinterested Trustees by vote cast separately with respect to each class of Shares and cast in person at a meeting called for the purpose of voting on such written agreement.

8. The Fund and the Distributor shall prepare separate written reports for each class of Shares and shall submit such reports to the Fund's Board of Trustees on a quarterly basis summarizing all payments made by them with respect to each class of Shares pursuant to this Service Plan and the agreements contemplated hereby, the purposes for which such payments were made and such other information as the Board of Trustees or the Disinterested Trustees may reasonably request from time to time, and the Board of Trustees shall review such reports and other information.

9. This Service Plan may be terminated with respect to a class of Shares without penalty at any time by a majority of the Disinterested Trustees or by a "majority of the outstanding voting securities" of the respective class of Shares of the Fund.

10. This Service Plan shall become effective upon its approval by (a) a majority of the Board of Trustees and a majority of the Disinterested Trustees by vote cast separately with respect to each class of Shares cast in person at a meeting called for the purpose of voting on this Distribution Plan, and (b) with respect to each class of Shares, a "majority of the outstanding voting securities" (as such phrase is defined in the 1940 Act) of such class of Shares voting separately as a class.

11. This Service Plan and any agreement contemplated hereby shall continue in effect beyond the first anniversary of its adoption by the Board of Trustees of the Fund only so long as (a) its continuation

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is approved at least annually in the manner set forth in clause (a) of paragraph
10 above and (b) the selection and nomination of those trustees of the Fund who are not "interested persons" of the Fund are committed to the discretion of such trustees.

12. This Service Plan may not be amended to increase materially the maximum amounts permitted to be expended hereunder except with the approval of a "majority of the outstanding voting securities" of the respective class of Shares of the Fund. This Service Plan may not be amended in any material respect except with the approval of a majority of the Disinterested Trustees. Amendments required to conform this Service Plan to changes in Rule 12b-1 under the 1940 Act, the rules and regulations thereunder or the Rules of Fair Practice of the National Association of Securities Dealers, Inc. shall not be deemed to be material amendments.

     The Trustees of the Trust have adopted this Service Plan as trustees under the Declaration of Trust of the Trust and the policies of the Trust adopted hereby are not binding upon any of the Trustees or shareholders of the Trust individually, but bind only the trust estate.

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